Exhibit 2.1

AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment No. 3”) is entered into as of March 19, 2018, by and among Naked Brand Group Inc. (“Naked”), Bendon Limited (“Bendon”), Bendon Group Holdings Limited (“Holdco”), Naked Merger Sub Inc. (“Merger Sub”) and Bendon Investments Limited (“Principal Shareholder”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization dated as of May 25, 2017, Amendment No. 1 thereto as of July 26, 2017 and Amendment No. 2 thereto as of February 21, 2018 (as amended, the “Merger Agreement”), providing for the Merger; and

WHEREAS, in accordance with Section 9.10 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1.5 of the Merger Agreement is hereby amended as follows:

(a) Section 1.5(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, Naked or the holders of the shares of common stock, par value $0.001 per share, of Naked (“Naked Common Stock”), each issued and outstanding share of Naked Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.5(d)) shall automatically be converted into the right to receive 0.2 Holdco Ordinary Shares (the “Per Share Stock Consideration ”), and the holders thereof shall cease to have any further rights as holders of capital stock of Naked. As of the Effective Time, all such shares of Naked Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each holder of a Naked Certificate or Naked Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Per Share Stock Consideration in respect of the shares of Naked Common Stock held by such holder as of the Effective Time in accordance with this Section 1.5(a). The total number of Holdco Ordinary Shares issuable to the holders of Naked Common Stock in accordance with this Section 1.5(a) is referred to herein as the “Merger Consideration.” Notwithstanding anything to the contrary contained in this Agreement or the Reorganization Agreement, the number of shares constituting the Merger Consideration shall not be less than 9.0% of the total number of Holdco Ordinary Shares issued and outstanding immediately following the Closing, subject to adjustment of the Bendon Target Share Number in accordance with Section 1.5(b).”

(b) Section 1.5(b) of the Merger Agreement is hereby amended by deleting the heading thereof and replacing it with the following:

“(b) Adjustment to Bendon Target Share Number.”

(c) Section 1.5(b)(iii) of the Merger Agreement is hereby amended by (i) replacing all references therein to “11.634, and dividing by five (5)” with “2.327”, and (ii) inserting the following to the end of such section:

“The parties acknowledge and agree that, notwithstanding anything to the contrary, so long as Naked does not incur any expenditures that in the aggregate exceed any line item in the Budget by more than 10%, unless otherwise agreed to by the Budget Committee, the Net Assets Shortfall

Amount or Net Assets Excess Amount, as applicable, shall be deemed to be less than $150,000 and no adjustment shall be made to the Bendon Target Share Number pursuant to this Section 1.5(b)(iii).”

(d) Section 1.5(b)(iv) of the Merger Agreement is hereby amended by replacing all references therein to “0.8333, and dividing by five (5)” with “0.167”.

(e) Section 1.5(c) of the Merger Agreement is hereby amended by replacing all references therein to “Holdco Shares” with “Holdco Ordinary Shares”.

2. Section 2.3(b) of the Merger Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

“Upon consummation of the Reorganization, 20,915,036 Holdco Ordinary Shares will be issued and outstanding, subject to adjustment as set forth in the Reorganization Agreement in accordance with Section 1.5(c), and no preferred stock, redeemable stock or redeemable preferred stock will be issued or outstanding.”

3. Section 5.17 of the Merger Agreement is hereby amended by deleting the reference therein to “20,000,000” and replacing it with “4,000,000”.

4. Section 8.2 of the Merger Agreement is hereby amended to renumber subsections (h), (i), (j), (k), (l), (m), (n), (o) and (p) thereof as subsections (i), (j), (k), (l), (m), (n), (o), (p) and (q), respectively, and to add new subsection (h) thereto as follows:

“(h) the term “Measurement Period” means the date on which the SEC informs Holdco that it has no further comments on the Registration Statement.”

5. Except as specifically provided in this Amendment No. 3, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 3, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 3 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman Name: Carole Hochman Title: Chief Executive Officer

BENDON LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Chairman

BENDON GROUP HOLDINGS LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Director

NAKED MERGER SUB INC.

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Chief Executive Officer

BENDON INVESTMENTS LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Director

[Signature Page to Amendment No. 3 to Merger Agreement]